REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING
FIRM

To the Trustees and Shareholders of Eaton Vance
Insured Municipal Bond Fund II, Eaton Vance
Insured California Municipal Bond Fund II, Eaton
Vance Insured Florida Municipal Bond Fund,
Eaton Vance Insured Massachusetts Municipal
Bond Fund, Eaton Vance Insured Michigan
Municipal Bond Fund, Eaton Vance Insured New
Jersey Municipal Bond Fund, Eaton Vance Insured
New York Municipal Bond Fund II, Eaton Vance
Insured Ohio Municipal Bond Fund and Eaton
Vance Insured Pennsylvania Municipal Bond Fund:

In planning and performing our audits of the financial statements of Eaton Vance Insured
Municipal Bond Fund II, Eaton Vance Insured
California Municipal Bond Fund II, Eaton Vance
Insured Florida Municipal Bond Fund, Eaton
Vance Insured Massachusetts Municipal Bond
Fund, Eaton Vance Insured Michigan Municipal
Bond Fund, Eaton Vance Insured New Jersey
Municipal Bond Fund, Eaton Vance Insured New
York Municipal Bond Fund II, Eaton Vance
Insured Ohio Municipal Bond Fund, and Eaton
Vance Insured Pennsylvania Municipal Bond Fund
(collectively, the "Funds"), as of and for the year ended September 30, 2006 (on which we have issued our report dated November 17, 2006
(March 20, 2007 to the effects of the restatement discussed in Note 11)), in accordance with the standards of the Public Company Accounting
Oversight Board (United States), we considered their internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board
(United States). In our report to you dated
November 17, 2006, we reported that we had identified no deficiencies in the Funds' internal control over financial reporting and their operations, including controls for safeguarding securities that we considered to be a material weakness, as defined above, as of September 30, 2006. However, subsequent to the issuance of our report, we noted the following control deficiency in the Funds' internal control over financial reporting and their operations that we consider to be a material weakness, as defined above, as of September 30, 2006.

The Funds' controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities did not operate effectively to appropriately determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting
Standards No. 140 "Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of Liabilities." As a result of this material weakness, the Funds' statements of assets and liabilities, including the portfolios of investments as of September 30, 2006, the related statements of operations for the year then ended and statements of changes in net assets for the years ended
September 30, 2006 and 2005, as required, and the financial highlights for each of the three years in the period then ended and the period from the start of business, November 29, 2002 to September 30,
2003, as required, were restated, and the statements of cash flows, as required, were included for the year then ended in connection with the restatement to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audits of the Funds' financial statements (as restated) as of and for the year ended September
30, 2006, and this report does not affect our report on such financial statements.

This report is intended solely for the information and use of management, the Trustees of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 17, 2006 (March 20, 2007 as to the material weakness described above)